SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 20, 2006

(Date of earliest event report)
WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 7.01. REGULATION FD DISCLOSURE
On April 20, 2006, Weyerhaeuser Company issued a press release stating the following:
Weyerhaeuser Enters into Final Negotiations
To Sell Composite Panels Business
FEDERAL WAY, Wash. (April 20, 2006) — Weyerhaeuser Company (NYSE: WY) today announced it has entered into an agreement in principle to sell its composite panels business to two companies and is entering into final negotiations with these companies on the sale.
Weyerhaeuser is negotiating with Flakeboard Company Ltd. for the sale of its six composite mills in the United States. Those locations include Albany, Ore.; Bennettsville, S.C.; Eugene, Ore.; Malvern, Ark.; and Simsboro, La. The mills, which produce medium density fiberboard (MDF) or particleboard, have the capacity to produce a total of 1.1 billion square feet annually.
In Europe, Weyerhaeuser is negotiating with Coillte for the sale of the Medite MDF facility. The mill, located in Clonmel, Ireland, has an annual capacity of 230 million square feet.
Flakeboard is headquartered in Markham, Ontario and currently has manufacturing facilities in Ontario and New Brunswick. Coillte is a commercial forestry company located in Dublin, Ireland.
Weyerhaeuser will continue to operate its composite panel mills during the negotiation process.
The sales are conditioned on the negotiation of a satisfactory sale agreement and regulatory and Board approval.
Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2005, sales were $22.6 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By	/s/ Jeanne Hillman

Its:	Vice President and
Chief Accounting Officer
Date: April 20, 2006